Exhibit 99.1

Contact:	David W. Kiser Director of Investor Relations Columbia Sportswear Company (503) 985-4584
COLUMBIA SPORTSWEAR COMPANY
REPORTS FOURTH QUARTER AND FISCAL YEAR 2005 RESULTS
Highlights:
•	Fourth quarter net sales increased 4.1 percent to $314.1 million.
•	Fourth quarter diluted earnings per share were $0.97 on 37.7 million weighted average shares, compared to $0.97 on 40.6 million weighted average shares for the fourth quarter of 2004.
•	Fiscal 2005 net sales were $1,155.8 million, a 5.5 percent increase over 2004 results.
•	Fiscal 2005 diluted earnings per share were $3.36 on 38.9 million weighted average shares, compared to $3.40 on 40.8 million weighted average shares for fiscal 2004.
PORTLAND, Ore. — January 26, 2006 — Columbia Sportswear Company (Nasdaq: COLM), a global leader in the active outdoor apparel and footwear industries, today announced fourth quarter net sales of $314.1 million for the quarter ended December 31, 2005, an increase of 4.1 percent over net sales of $301.8 million for the same period of 2004. The Company reported net income for the fourth quarter of $36.6 million, a 7.1 percent decrease compared to net income of $39.4 million for the same period of 2004. Diluted earnings per share for the fourth quarter of 2005 were $0.97 on 37.7 million weighted average shares, compared to diluted earnings per share of $0.97 for the fourth quarter of 2004 on 40.6 million weighted average shares.
Compared to the fourth quarter of 2004, Other International sales increased 17.5 percent to $51.8 million, European sales increased 14.3 percent to $50.3 million, U.S. sales increased 2.4 percent to $185.4 million, and Canadian sales decreased 18.4 percent to $26.6 million for the fourth quarter of 2005.
Excluding changes in currency exchange rates, consolidated net sales increased 5.0 percent, European sales increased 21.6 percent, Other International sales increased 19.7 percent, U.S. sales increased 2.4 percent to $185.4 million and Canadian sales decreased 22.2 percent for the fourth quarter of 2005, compared to the same period of 2004.
For the fourth quarter of 2005, footwear sales increased 19.9 percent to $63.3 million, sportswear sales increased 11.5 percent to $90.0 million, equipment sales increased 20.0 percent to $1.2 million, accessories sales decreased 3.2 percent to $12.2 million, and outerwear sales decreased 4.7 percent to $147.4 million, compared to the fourth quarter of 2004.
Tim Boyle, Columbia’s president and chief executive officer, commented, “Fourth quarter sales were driven by the continued strength of our footwear and sportswear product categories. Outerwear sales were down in the quarter, but not to the degree initially expected, due to healthy outerwear re-orders from U.S. retail customers late in the quarter. Favorable weather conditions across much of the U.S., Europe and Japan enhanced retail customers re-orders and sell-through of our weather-sensitive outerwear and footwear, generating strong margins and generally clean inventory levels at retail during the quarter. We are encouraged by the strong current season retail customer sell-through rates and margins and the potential impact that may have on fall 2006 orders for our compelling outerwear product offering.”
Fiscal 2005 Results
For 2005, the Company reported net sales of $1,155.8 million, an increase of 5.5 percent over net sales of $1,095.3 million for 2004. The Company reported net income for 2005 of $130.7 million, a 5.7 percent decrease compared to net income of $138.6 million for 2004. Diluted earnings per share for 2005 were $3.36 on 38.9 million weighted average shares, compared to diluted earnings per share of $3.40 for 2004 on 40.8 million weighted average shares.
Compared to 2004, Other International sales increased 27.1 percent to $179.7 million, European sales increased 8.3 percent to $184.4 million, U.S. sales increased 1.5 percent to $676.9 million, and Canadian sales decreased 1.8 percent to $114.8 million for 2005.
Excluding changes in currency exchange rates, consolidated net sales increased 4.5 percent, Other International sales increased 25.7 percent, European sales increased 7.7 percent, and Canadian sales decreased 9.1 percent, compared to 2004.
For 2005, sportswear sales increased 13.6 percent to $450.3 million, footwear sales increased 14.4 percent to $211.2 million, outerwear sales decreased 4.4 percent to $440.0 million, equipment sales increased 15.2 percent to $9.1 million, and accessories sales decreased 2.0 percent to $45.2 million, compared to 2004.
Mr. Boyle commented, “Columbia is committed to remaining a growth company. During the last few years, we have made significant infrastructure investments to support future growth plans. While we are disappointed with our 2005 revenue results, sales came in as projected, and we are generally satisfied with our expense management. We believe the initiatives we are implementing to drive international expansion and footwear and sportswear product category growth, as well as the improvements being made to stabilize our North American outerwear business, position us for continued long-term growth.”
Guidance
Mr. Boyle continued, “Based on our reported spring order backlog and a shift in timing of shipments for the first quarter, we currently expect revenue growth for the first quarter of 2006 of approximately 1 percent and net income decline of approximately 25 percent (approximately 15 percent excluding stock options expense) compared to the first quarter of 2005. This guidance does not include projected first quarter financial performance for Montrail. We expect Montrail to be neutral to first quarter earnings and slightly dilutive to earnings for the full year. As a reminder, spring product sales account for a relatively small percentage of our overall business; the bulk of our revenues and profits historically come in the second half of the year. It is difficult for us to gauge revenue and profitability levels for the full year 2006 until we have more visibility into the fall 2006 season. In keeping with our standard practice, we will announce our fall 2006 backlog and give guidance for the full year in our first quarter 2006 earnings release. Please note that these projections are forward-looking in nature and are based on backlog and forecasts, which may change, perhaps significantly.”
The Company will host a conference call to elaborate on fourth quarter and full year 2005 results on Thursday, January 26, 2006 at 5:00 p.m. Eastern. The call will include discussions regarding the Company’s fourth quarter 2005 performance in general, the Company’s geographic and merchandise category performance, and the Company’s future opportunities. To participate, please dial 800-851-3059 in the United States (outside the United States, please dial 706-679-8430) five to ten minutes prior to the call. The call will also be webcast live on the investor information section of the Company’s website at www.columbia.com, where it will remain available until February 9, 2006.
Founded in 1938 in Portland, Oregon, Columbia Sportswear Company is a global leader in the design, sourcing, marketing and distribution of active outdoor apparel and footwear. As one of the largest outerwear manufacturers in the world and the leading seller of skiwear in the United States, the Company has developed an international reputation for quality, performance, functionality and value. The Company manages a portfolio of outdoor brands including Columbia Sportswear, Mountain Hardwear, Sorel, and Montrail. To learn more about Columbia, please visit the Company’s website at www.columbia.com.
This press release contains forward-looking statements, including Mr. Boyle’s statements regarding anticipated revenues and earnings for the first quarter of 2006 and growth in future periods. Actual results could differ materially from those projected in these and other forward-looking statements as a result of a number of risks and uncertainties, including those set forth in this press release, those described in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, under the heading “Factors That May Affect Our Business and the Price of Our Common Stock,” and other risks and uncertainties that have been or may be described from time to time in other reports filed by the Company, including reports on Form 8-K, Form 10-Q, and Form 10-K.
Risks and uncertainties that may affect our future revenues and earnings include growth trends in the industry in general; local, national, and international economic conditions; the financial health of our customers; intense competition in the industry (which we expect to increase); the effects of unseasonable weather on consumer demand for our products; international risks, including foreign laws and regulations, trade disruptions, political instability in foreign markets, exchange rate fluctuations, and changes in quotas and tariffs or other duties; business disruptions and costs arising from disease outbreaks, disasters, acts of terrorism or military activities around the globe; our dependence on key personnel; the effective implementation of our Kentucky distribution center and expansion of our other distribution facilities; our ability to fully and cost-effectively integrate acquired businesses into our existing operations; our ability to effectively deliver our products to customers in a timely manner despite potential service interruptions; our reliance on product acceptance by consumers; our dependence on independent manufacturers and suppliers; the effectiveness of our sales and marketing efforts; our ability to achieve and manage growth effectively; the operations of our own and third party computer systems; and our ability to establish and protect our intellectual property. We do not undertake any duty to update any of the forward-looking statements after the date of this release to conform them to actual results or to changes in our expectations.
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COLUMBIA SPORTSWEAR COMPANY
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,
	2005	2004
Current Assets:
Cash and cash equivalents	$101,091	$130,023
Short-term investments	159,075	160,205
Accounts receivable, net	287,403	267,653
Inventories	185,870	165,426
Deferred tax assets	21,674	22,190
Prepaid expenses and other current assets	11,151	10,536

Total current assets	766,264	756,033

Property, plant and equipment, net	165,752	155,013
Intangibles and other assets	38,762	38,398

Total assets	$970,778	$949,444

Current Liabilities:
Notes Payable	$39,727	$—
Accounts payable	91,390	78,309
Accrued liabilities	50,934	51,552
Income taxes payable	23,110	11,819
Current portion of long-term debt	7,152	5,216

Total current liabilities	212,313	146,896

Long-term debt and other liabilities	7,414	12,636
Deferred tax liabilities	8,261	9,662
Shareholders’ equity	742,790	780,250

Total liabilities and shareholders’ equity	$970,778	$949,444

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31
	2005	2004	2005	2004
Net sales	$314,097	$301,776	$1,155,791	$1,095,307
Cost of sales	179,512	167,344	652,036	597,373

Gross profit	134,585	134,432	503,755	497,934
	42.8%	44.5%	43.6%	45.5%

Selling, general, and administrative	81,837	74,993	322,197	290,538
Net licensing income	(1,622)	(960)	(4,408)	(4,032)

Income from operations	54,370	60,399	185,966	211,428

Interest (income) expense, net	(1,195)	(620)	(4,889)	(3,493)

Income before income tax	55,565	61,019	190,855	214,921

Income tax provision	18,935	21,662	60,119	76,297

Net income	$36,630	$39,357	$130,736	$138,624

Net income per share:
Basic	$0.98	$0.98	$3.39	$3.44
Diluted	0.97	0.97	3.36	3.40
Weighted average shares outstanding:
Basic	37,356	40,024	38,549	40,266
Diluted	37,658	40,609	38,943	40,812